Exhibit 23.1

WEAVER MARTIN & SAMYN

We consent to the inclusion of Post Effective Amendment No.2 to Form S1 Registration Statement (Registration No. 333-172844) of Single Touch Systems, Inc. on Form S-1 of our report dated December 29, 2011, with respect to our audits of the consolidated financial statements of Single Touch Systems Inc. and Subsidiaries as of September 30, 2011 and 2010 and for the years ended September 30, 2011 and 2010, which appears in the registration statement. We also consent to the reference to our Firm under the heading "Experts" in such registration statement.

/s/ Weaver Martin & Samyn

Weaver Martin & Samyn LLC
Kansas City, Missouri
February 27, 2012